                                                                     EXHIBIT 8.1


              BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG LLC
                        333 WEST WACKER DRIVE, SUITE 2700
                             CHICAGO, ILLINOIS 60606
                            Telephone (312) 984-3100
                            Facsimile (312) 984-3193





                                 March 15, 2004


Heartland Financial USA, Inc.                                Rocky Mountain Bancorporation, Inc.
1398 Central Avenue                                          2615 King Avenue West
P.O. Box 778                                                 Billings, MT  59108
Dubuque, IA  52004


     RE: OPINION REGARDING MATERIAL FEDERAL INCOME TAX CONSEQUENCES

Ladies and Gentlemen:

     We have acted as counsel to Heartland Financial USA, Inc., a Delaware corporation ("Acquiror"), in connection with the negotiation and execution of an Agreement and Plan of Merger, dated as of February 6, 2004 (the "Agreement"), among Acquiror, RMB Acquisition Corporation, a Montana corporation and wholly-owned subsidiary of Acquiror ("Sub"), and Rocky Mountain Bancorporation, Inc., a Montana corporation ("Company"), whereby Sub will merge with and into Company with Company surviving (the "Initial Merger") and, immediately thereafter, Company will merge with and into Acquiror with Acquiror surviving (such merger, together with the Initial Merger, the "Mergers"), as more fully described in the Registration Statement on Form S-4, filed by Acquiror with the Securities and Exchange Commission (the "Commission") on March 17, 2004 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This opinion is being delivered to you pursuant to Section 10.10 of the Agreement.

     In connection with this opinion, we have reviewed the Agreement, including all exhibits thereto, and such other documents and records as we deemed necessary or appropriate (collectively, the "Documents"). In our examination of the Documents, we have assumed their completeness and authenticity, and we have further assumed that each of the Documents has been or will be duly authorized and executed in the form as examined by us and will be binding upon all parties thereto. We are expressly relying for purposes of this opinion on the facts, information, representations, warranties and covenants contained in the Documents. In addition, we are expressly relying upon additional representations of fact made by Company in a letter dated of even date hereof and by Acquiror and Sub in a letter dated of even date hereof, delivered to us in connection with this opinion, as well as facts learned in discussions with certain officers of Acquiror and certain other assumptions stated herein. We are relying upon the accuracy of any representations or statements made that are qualified by the maker's knowledge or belief as if such representations or statements were made without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not

BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG LLC

Heartland Financial USA, Inc.
Rocky Mountain Bancorporation, Inc.
March 15, 2004
Page 2


a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not been asked to and have not attempted to verify any facts, information, warranties or representations (collectively "statements") through independent investigation and are assuming that each is true, correct and complete as of the date hereof and that no actions inconsistent with such statements have occurred or will occur.

     In connection with this opinion, we have assumed that each of the Mergers will qualify as a merger under all applicable state business corporation statutes, and that the Mergers will be effected and consummated in accordance with the terms and conditions of the Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof. We have also assumed that none of the parties will take any action after the Mergers that would cause the Mergers, taken together, not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     Based on and subject to the foregoing, including, without limitation, the qualifications, exceptions and assumptions set forth above and the exceptions, qualifications and limitations set forth below, it is our opinion that (i) the Mergers, taken together, will constitute a reorganization within the meaning of
Section 368(a) of the Code; (ii) each of Company and Acquiror will be a "party to a reorganization" within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by Acquiror as a result of the Mergers pursuant to Section 1032 of the Code; (iv) no gain or loss will be recognized by Company as a result of the Mergers pursuant to Section 361(a) of the Code; and (v) pursuant to Sections 354(a)(1) and 356(a)(1) of the Code, no gain or loss will be recognized by holders of RMB common stock upon their exchange of such stock for Heartland common stock pursuant to the Mergers, except that gain, if any, will be recognized to the extent of any cash received.

     We express no opinion as to the tax treatment of the Mergers under the provisions of any other sections of the Code or under any state, local or foreign tax laws which also may be applicable thereto or as to any other party in the Mergers, nor do we express any opinion as to non-tax issues such as corporate law or securities law matters. In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein. We express no opinion as to whether the above discussion addresses all of the United States federal income tax consequences of the Mergers that may be applicable to Acquiror, Sub, Company, or the holders of Company common stock.

     The opinions stated herein represent our legal judgment as to the described federal income tax consequences of the Mergers. Our opinion is based upon the Code, the Income Tax

BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG LLC

Heartland Financial USA, Inc.
Rocky Mountain Bancorporation, Inc.
March 15, 2004
Page 3


Regulations promulgated thereunder, and administrative and judicial determinations, all of which are subject to change either prospectively or retroactively, and our knowledge of the facts as of the date hereof. If either
(i) the relevant facts at the time of closing differ from those represented or stated to us or reflected by the Documents, (ii) the Mergers are completed under terms not contained in the Agreement, (iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and this opinion may not be relied upon. In such event, we do not assume any responsibility to provide a revised opinion or other advice, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

     You should be aware that no ruling has been sought or obtained from the Internal Revenue Service (the "Service") as to the federal income tax consequences of any aspect of the Mergers and that our opinion is not binding on the Service. You should also be aware that there can be no assurance, and none is hereby given, that the Service will not take a position contrary to the position reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Service.

     We hereby consent to the use of this opinion in connection with the Registration Statement. In giving such consent, however, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

     We are furnishing this opinion to you solely for your benefit in connection with the transactions contemplated by the Agreement. This opinion may not be relied upon by any other party without our prior written consent, nor may it be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

                        Very truly yours,

                        /s/ Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC

                        BARACK FERRAZZANO KIRSCHBAUM
                         PERLMAN & NAGELBERG LLC